Ascent Assurance, Inc.

PRESS RELEASE
Source:     Ascent Assurance, Inc.

Corporate Contact:
          Cynthia B. Koenig
          Chief Financial Officer
          (817) 878-3732

FOR IMMEDIATE RELEASE:
November 11, 2003

ASCENT ASSURANCE REPORTS THIRD QUARTER RESULTS

FORT WORTH, Texas, November 11, 2003…Ascent Assurance, Inc. (AASR.OB) reported today a net loss excluding preferred stock dividends of ($114,000) for the third quarter of 2003 compared to net income of $154,000 for the prior year period. Preferred stock dividends are payable through the issuance of additional shares of preferred stock or cash, at the Company’s option. Preferred stock dividends accrued in the first nine months of 2003 and 2002 were paid through the issuance of 2,671 shares and 2,415 shares of preferred stock, respectively.

The loss applicable to common stockholders was ($1,028,000) or ($0.16) per common share, net of preferred stock dividends of ($914,000), for the third quarter of 2003 as compared to a loss applicable to common stockholders of ($672,000) or ($0.10) per common share, net of preferred stock dividends of ($826,000), for the third quarter of 2002. For the nine months ended September 30, 2003, the loss applicable to common stockholders was ($2,236,000) or ($0.34) per common share, net of preferred stock dividends of ($2,673,000), as compared to ($2,590,000) or ($.40) per common share, net of preferred stock dividends of ($2,416,000), for the corresponding 2002 period.

Total revenues were $30.8 million and $93.1 million for the third quarter and nine months ended September 30, 2003, respectively, as compared to $33.1 million and $100.1 million for the corresponding 2002 periods. Total premium revenues decreased by $2.3 million or 8.3% for the third quarter and $7.5 million or 8.9% for the nine months ended September 30, 2003 as compared to the corresponding prior year periods. The benefits and claims to premium ratio was 68.3% and 68.1% for the three and nine months ended September 30, 2003, respectively, as compared to 70.1% and 71.1% for the corresponding 2002 periods.

Patrick J. Mitchell, Chairman and CEO, commenting on third quarter operations said: “Although our 2003 benefits and claims ratio has improved over 2002, results for the third quarter of 2003 were adversely impacted by an unusual number of large claims which increased the Company’s net loss by approximately ($500,000). We are pleased with the market acceptance of our new line of major medical products that were introduced in the third quarter of 2003. These products were designed to provide our customers optimum flexibility to manage their healthcare insurance needs in a more cost efficient manner. We expect that improved sales momentum will begin to positively impact first year premiums in early 2004.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

Note Regarding Use of Non-GAAP Financial Information

To supplement the consolidated financial statements presented in accordance with GAAP, the Company used a non-GAAP adjustment to exclude from the net loss of ($1,028,000) third quarter 2003 dividends paid of $914,000 on the Company’s redeemable convertible preferred stock classified as interest expense on redeemable convertible preferred stock in calculating the third quarter loss of ($114,000). Non-GAAP financial information is provided to enhance the user’s overall understanding of current financial performance and prospects for the future. The Company believes that the non-GAAP adjustment provides useful information to both management and investors by excluding the amounts classified as interest expense on redeemable convertible preferred stock that in prior periods were classified as preferred stock dividends, thus providing a more meaningful comparison between the information for the third quarters of 2003 and 2002. The presentation of this information is not meant to be considered in isolation, or, as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
First-year premium	$4,306	$5,715	$14,583	$17,603
Renewal premium	21,255	22,156	62,727	67,224

Total premiums	25,561	27,871	77,310	84,827
Net investment income	1,563	1,929	4,798	5,891
Fee and service income	3,023	2,564	8,808	7,729
Other insurance revenues	558	665	1,805	1,996
Net realized gain (loss) on investments	53	84	330	(333)

Total revenue	30,758	33,113	93,051	100,110

Benefits and claims	17,447	19,525	52,620	60,344
Change in deferred acquisition costs	561	30	583	(243)
Commissions	2,859	3,596	9,127	10,602
General and administrative expenses	5,416	5,765	16,938	17,511
Fee and service operating expenses	3,044	2,567	8,727	7,399
Taxes, licenses and fees	921	847	2,775	2,825
Interest expense on notes payable	624	629	1,844	1,846
Interest expense on redeemable convertible
preferred stock (1)	914	-	914	-

Total expenses	31,786	32,959	93,528	100,284
(Loss) income before income taxes	(1,028)	154	(477)	(174)
Federal income taxes	-	-	-	-

Net (loss) income	$(1,028)	$154	$(477)	$(174)
Preferred stock dividends (1)	-	826	1,759	2,416

Loss applicable to common stockholders	$(1,028)	$(672)	$(2,236)	$(2,590)

Basic and diluted loss per common share	$(.16)	$(.10)	$(.34)	$(.40)

Weighted average shares outstanding:
Basic	6,532	6,502	6,530	6,501

Diluted	6,532	6,502	6,530	6,501

(1)	The Company implemented Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”) effective July 1, 2003. Accordingly, preferred stock dividends for the three months ended September 30, 2003 have been reported as a component of interest expense. Pursuant to SFAS 150, prior periods have not been restated. SFAS 150 has no impact on the calculation of the loss applicable to common stockholders or the loss per common share.

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	September 30, 2003	December 31, 2002
Assets	(Unaudited)
Investment assets, at market value	$107,351	$110,296
Cash	2,212	1,878
Accrued investment income	1,248	1,312
Deferred policy acquisition costs	21,962	22,546
Agent receivables, net	4,812	6,298
Property and equipment	3,288	3,806
Other assets	8,608	9,304

Total Assets	$149,481	$155,440

Liabilities and Equity
Policy liabilities	$84,750	$91,559
Notes payable	16,211	18,189
Redeemable convertible preferred stock (1)	36,567	-
Other liabilities	11,512	9,535

Total Liabilities	149,040	119,283

Redeemable convertible preferred stock (1)	-	33,896
Stockholders' Equity (2)	441	2,261

Total Liabilities and Equity	$149,481	$155,440

(1)

The Company implemented SFAS 150 effective July 1, 2003. Accordingly, the Company’s redeemable convertible preferred stock has been reported as a component of total liabilities at September 30, 2003. Pursuant to SFAS 150, prior period financial statements have not been restated.

(2)	Stockholders’ equity includes unrealized gains on investment assets of $3.9 million at September 30, 2003 and $3.5 million at December 31, 2002.